Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:

September 14, 2005

Thomas K. Peck

2005-12	317.808.6168

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Agrees to Sale of $1 Billion Industrial Portfolio

FirstCal Industrial 2 Acquisition, LLC Enters Contract to Purchase

Portfolio of 216 Industrial Buildings

Indianapolis – Duke Realty Corporation (NYSE/DRE) announced today that it has entered into an agreement to sell a 14.4 million square foot portfolio of primarily light distribution and service center properties located in eight of its existing markets across the Southeast and Midwest.  FirstCal Industrial 2 Acquisition, LLC, a joint venture between First Industrial Realty Trust, Inc. and the California State Teachers Retirement System, has agreed to buy the 216-building portfolio for approximately $1.01 billion.  Closing of the transaction is subject to certain customary closing conditions and is expected to occur on or before September 30, 2005.  After the closing, Duke expects to pay a special dividend to its common shareholders of $0.90 to $1.20 per share in the fourth quarter of 2005.  This compares to the Company’s previously announced expectation of $0.50 to $1.00 per share.

Commenting on the transaction, Denny Oklak, Duke’s Chairman and Chief Executive Officer, stated,

“The sale of this portfolio is a continuation of our long-term strategy of recycling assets into higher yielding new developments.  Within the industrial side of our business, it also greatly accelerates our ownership focus toward newly developed bulk warehouse properties in top-tier distribution markets such as Atlanta, Chicago, Dallas and Indianapolis.”

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Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office and industrial real estate.  Duke’s properties encompass approximately 114 million rentable square feet and are leased by a diverse and stable base of more than 4,300 tenants.  Duke also provides these services through its Service Operations Group to approximately 250 tenants in more than 8.3 million square feet of space in properties owned by third-party clients.  In addition, Duke owns or controls more than 4,400 acres of undeveloped land that can support approximately 65 million square feet of future development.

As one of the most vertically-integrated real estate companies in the U.S., Duke maintains a full construction management and leasing staff, constructing buildings for itself as well as for third-parties.  Through a joint venture with Bremner Healthcare, Duke is well positioned to provide development expertise to medical office clients.  In addition to its office and industrial focus in 13 primary operating platforms in the Midwest and Southeast United States, Duke selectively pursues retail development opportunities, as well as nationwide opportunities through its National Development and Construction Group.  Visit Duke on the web at www.dukerealty.com.

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